UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2014

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01 Completion of Acquisition or Disposition of Assets.

Houston, Texas

On January 31, 2014, Reven Housing REIT, Inc. (the “Company”), through a wholly owned subsidiary, closed on the acquisition of 18 properties located in the Houston, Texas, metropolitan area, pursuant to that certain Single Family Homes Real Estate Purchase and Sale Agreement with Red Door Housing, LLC, a Texas limited liability company (“Red Door”), and WFI Funding, Inc., a Texas corporation (together with Red Door, the “Sellers”), dated October 4, 2013, as amended on October 30, 2013 and as further amended on December 23, 2013 (the “Agreement”). The acquired properties are part of a portfolio of 170 single-family homes subject to the Agreement, of which 150 properties were previously acquired by the Company on October 31, 2013. The Sellers do not have a material relationship with the Company and the acquisition was not an affiliated transaction.

The contract purchase price for the 18 acquired properties was $1,560,836, exclusive of closing costs. The Company funded 100% of the purchase with cash. The 18 acquired properties average 28,477 square feet and are mostly three-bedroom, two-bath homes. Thirteen of the acquired properties are subject to one-year leases, three properties are subject to month-to-month leases and two are vacant.

Item 9.01 Financial Statements and Exhibits.

(a)    Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements of the acquired real property describe in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before April 18, 2014, by amendment to this Form 8-K.

(b)   Pro Forma Financial Information. See paragraph (a) above.

(c)	Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: February 4, 2014	/s/ Chad M. Carpenter
Chad M. Carpenter
Chief Executive Officer